Sigma Labs Announces Third Quarter Financial Results

Completes Financing for Future Growth; Wins New Orders

SANTA FE, N.M. – November 14, 2016 – Sigma Labs, Inc. (OTCQB: SGLB) (“Sigma Labs” or the “Company”), a provider of quality assurance software under the PrintRite3D® brand, today announced financial results for the three months ended September 30, 2016.

Recent Highlights

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Completed a private placement of convertible notes and warrants that netted gross proceeds, before expenses, of $900,000 to Sigma Labs. Such funds will be used to support the Company’s working capital requirements and growth initiatives going forward

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Entered into an agreement with Siemens Industrial Turbomachinery of Finspång, Sweden, for Sigma Labs’ PrintRite3D® INSPECT® to be installed on a metal printer for evaluation and testing purposes, which could lead to further orders in the future

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Launched PrintRite3D® INSPECT™ v1.3.2, the next-generation of Sigma Labs’ In-Process Quality Assurance™ (IPQA®) software, which includes the addition of alloy-specific temperature correction algorithms, improved reporting, and enhanced graphics both layer-by-layer and part-by-part

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Announced the receipt of a contract from Honeywell Aerospace under the “America Makes” project with GE Aviation, funded by the National Additive Manufacturing Innovation Institute. Sigma Labs and Honeywell will further demonstrate the benefits of IPQA® using Sigma Labs’ PrintRite3D® software

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Presented at the American Welding Society’s Lasers Conference, August 29-30, and the Smartindustry 2016 Exhibition, September 26-28, both showcasing the Company’s PrintRite3D® software solutions

“Sigma Labs continued to focus on long term growth this quarter – winning new contracts and positioning the Company for faster expansion going forward,” said Mark Cola, President & CEO of Sigma Labs. “We are aggressively pursuing new business development opportunities and are encouraged by the high level of interest our software solutions receive in the industry – resulting in the potential for many new customer relationships, such as with Siemens. At the same time, we launched INSPECT™ 1.3.2 this quarter and are about to launch version 2.0 at the Formnext show in Frankfurt later this week. We also recently completed a private placement that brought in funds to fuel future R&D and sales. All in all, we believe the Company is in good shape to achieve higher top line growth as we turn the corner on fiscal 2017.”

2016 Third Quarter Financial Results

Revenue for the three months ended September 30, 2016 was approximately $0.2 million versus approximately $0.3 million for the same period in 2015. The Company reported a net loss for the third quarter of approximately $0.7 million, or $(0.11) per diluted share, versus a loss of approximately $0.6 million, or $(0.09) per diluted share, for the third quarter of 2015.

Investor Conference Call

The Company will host a conference call to discuss its 2016 third quarter financial results today, November 14, 2016, at 11:00 a.m. Eastern Time. To participate in the call, please dial toll free 1-844-802-2441, or 1-412-317-5134, approximately five minutes before the conference call time stated above. A live webcast of the call can also be accessed on the Sigma Labs website at www.sigmalabsinc.com. A recording will be available on the Company's website upon completion of the call.

About Sigma Labs, Inc.

Sigma Labs, Inc. develops and engineers advanced, in-process, non-destructive quality inspection systems for commercial firms worldwide seeking productive solutions for metal-based additive manufacturing or 3D printing, and other advanced manufacturing technologies.  For more information please visit us at www.sigmalabsinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often contain words such as "expects," "anticipates," "intends," "believes" or "will." Our forward-looking statements are subject to a number of risks, uncertainties and assumptions that could adversely affect us, including the risks set forth in our annual report on Form 10-K. The forward-looking statements in this press release are made only as of the date of this press release. We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Chris Witty

cwitty@darrowir.com; 646-438-9385

Sigma Labs, Inc.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015

INCOME
Services	$189,951	$266,566	$642,230	$648,515
Total Revenue	189,951	266,566	642,230	648,515

COST OF SERVICE REVENUE	69,259	25,250	207,744	138,379

GROSS PROFIT	120,693	241,316	434,486	510,136

EXPENSES
Other General and Administration	437,873	293,187	1,345,576	886,965
Payroll Expense	259,011	191,399	727,494	338,533
Stock-Based Compensation	105,630	221,500	236,554	478,500
Research and Development	37,532	122,517	88,504	206,545
Total Expenses	840,046	828,603	2,398,128	1,910,543

OTHER INCOME (EXPENSE)
Interest Income	35	265	288	1,137
Other Income	-	-	31,626	-
Loss on Investment in Joint Venture	(3)	(108)	(105)	(108)
Total Other Income (Expense)	32	157	31,809	1,029

LOSS BEFORE INCOME TAXES	(719,320)	(587,130)	(1,931,833)	(1,399,378)

Provision for income Taxes	-	-	-	-

Net Loss	$(719,320)	$(587,130)	$(1,931,833)	$(1,399,378)

Loss per Common Share - Basic and Diluted	$(0.11)	$(0.09)	$(0.31)	$(0.22)

Weighted Average Number of Shares
Outstanding - Basic and Diluted	6,259,349	6,234,834	6,243,642	6,224,939

Sigma Labs, Inc.
Condensed Balance Sheets
(Unaudited)

	September 30, 2016	December 31, 2015

ASSETS
Current Assets
Cash	$137,702	$1,539,809
Accounts Receivable, net	119,599	280,222
Inventory	84,659	20,129
Prepaid Assets	34,097	38,687
Total Current Assets	376,057	1,878,847

Other Assets
Property and Equipment, net	609,782	714,754
Intangible Assets, net	222,674	167,644
Investment in Joint Venture	500	9,222
Prepaid Stock Compensation	208,848	418,547
Total Other Assets	1,041,804	1,310,167

TOTAL ASSETS	$1,417,861	$3,189,014

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable	$143,217	$38,393
Accrued Expenses	96,322	71,523
Total Current Liabilities	239,539	109,916

TOTAL LIABILITIES	239,539	109,916

Stockholders' Equity
Preferred Stock, $0.001 par; 10,000,000 shares authorized; None issued and outstanding	-	-
Common Stock, $0.001 par; 15,000,000 shares authorized; 6,267,577 and 6,239,073 issued and outstanding at September 30, 2016 and December 31, 2015, respectively	6,268	6,239
Additional Paid-In Capital	10,668,007	10,636,979
Accumulated Deficit	(9,495,953)	(7,564,120)
Total Stockholders' Equity	1,178,322	3,079,098

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,417,861	$3,189,014